Exhibit 99.1

Century Aluminum Reports Third Quarter 2009 Earnings
MONTEREY, CA. October 27, 2009 -- Century Aluminum Company (NASDAQ:CENX) reported net income of $40.1 million ($0.45 per basic and diluted common share) for the third quarter of 2009.  The reported earnings per share data reflect, as prescribed by GAAP, net income of $33.3 million allocable to common shareholders without effect for the July 2008 issuance of preferred shares.  Financial results were positively impacted by a net after- tax benefit of $55.6 million primarily from realized and unrealized gains related to the termination of the existing power contract and its replacement with a new power contract at the Hawesville, Kentucky smelter and a $7.5 million tax benefit related to the release of tax reserves no longer required.  Cost of sales for the quarter includes a $14.4 million non-cash charge for the portion of power costs at Hawesville paid by the previous power supplier per the terms of the Hawesville power agreements.

In the third quarter of 2008, the company reported net income (as adjusted to reflect the implementation of ASC 470-20 Debt with Conversion and Other Options) of $35.8 million ($0.58 per basic and $0.55 per diluted common share).  The reported earnings per share data reflected net income of $27.5 million allocable to common shareholders.  These results were negatively impacted by a net after-tax charge of $50.4 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.  Results were positively impacted by a $3.3 million tax benefit related to the release of tax reserves no longer required.

Recent highlights included:

•	Approximately 42 percent of U.S. capacity (28 percent of global capacity) remains curtailed.
•	The Grundartangi smelter shipped at an average annual rate of approximately 275,000 metric tons during the quarter.
•
Nordural maintained modest activity levels at its greenfield project site near Helguvik, and is progressing plans, including a financing program, for a possible restart of major construction activities.

•	Century divested its 50% ownership stakes in the Gramercy, Louisiana alumina refinery and the St. Ann, Jamaica bauxite mine.
•	Century entered into agreements to retire $128 million principal amount of its 1.75% convertible senior notes in exchange for approximately 11.4 million shares of its common stock.
•	Cash totaled $196.3 million on September 30, 2009.

Sales in the third quarter of 2009 were $228.7 million, compared with $552.2 million in the third quarter of 2008.  Shipments of primary aluminum for the quarter totaled 146,245 tonnes compared with 203,618 tonnes in the year-ago quarter.

For the first nine months of 2009, the company reported a net loss of $181.6 million ($2.56 per basic and diluted common share).  These results were negatively impacted by a net after-tax charge of $35.3 million for costs associated with production curtailments at U.S. smelters and a $73.2 million impairment charge associated with the divestiture of our Gramercy, LA and St. Ann, Jamaica equity investments.  Results for the nine month period were positively impacted by a net after-tax benefit of $57.4 million primarily from realized and unrealized gains related to the termination of the existing power contract and its replacement with a new power contract at the Hawesville, KY smelter and a $7.5 million tax benefit related to the release of tax reserves no longer required.  Net after-tax inventory lower of cost or market adjustments of $26.9 million favorably impacted the nine month results.  Cost of sales for the nine months includes a $14.4 million non-cash charge for the portion of power costs at Hawesville paid by the previous power supplier per the terms of the Hawesville power agreements.

For the first nine months of 2008, the company reported a net loss (as adjusted to reflect the implementation of ASC 470-20 Debt with Conversion and Other Options) of $201.6 million ($4.66 per basic and diluted common share).  Results were negatively impacted by a net after-tax charge of $466.2 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.  Results for the nine month period were positively impacted by net tax benefits of $15.9 million for various non-recurring items.

Sales in the first nine months of 2009 were $642.4 million compared with $1,568.6 million in the same period of 2008.  Shipments of primary aluminum for the first nine months of 2009 were 457,426 tonnes compared with 601,511 tonnes for the comparable 2008 period.

"Since the onset of the financial crisis, we have focused on the critical goals of risk reduction and liquidity enhancement," commented Logan W. Kruger, president and chief executive officer.  "I am pleased with our meaningful accomplishments toward these objectives.  Cost reduction efforts at Grundartangi and Hawesville have yielded tangible results.  The agreements underlying Hawesville's new long-term power contract protect the company during these uncertain times and increase our options for this smelter over the longer-term.  The Public Service Commission in West Virginia also approved a one year extension on our special rate power contract at Ravenswood, preserving our options at that smelter while we work through improving its cost structure.  Importantly, we have reduced our 2011 debt repayment obligation to a manageable level, while deleveraging the balance sheet in the process.  Century's financial position is meaningfully stronger today as a result of these efforts.”

Mr. Kruger continued, "We have made significant progress in preparing the Helguvik project for the restart of major construction.  While continuing modest site activity, our project team is working successfully with suppliers to reduce the new smelter's expected capital cost.  We are presently assessing our financing options for the project's first phase.  In addition, we are working with the key constituencies in Iceland to satisfy the requirements for a full restart; toward that end, in August we signed an Investment Agreement with the Government of Iceland.

"Looking ahead, we note some improvement in global economic conditions and are watching closely for consistency in these data," concluded Mr. Kruger.  "Demand for industrial metals has strengthened in China and in certain other developing regions, and appears to have stabilized in the developed economies.  However, capacity restarts and persistently high inventory levels require us to remain cautious.  We will maintain an appropriate balance between preserving financial strength and flexibility in the short-term and positioning the company for longer-term growth when we believe conditions are appropriate."

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:

Mike Dildine (media)	831-642-9364
Shelly Lair (investors)	831-642-9357

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager - Corporate Finance, NBI hf.
Steingrimur Helgason, Director - Corporate Finance, NBI hf.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
NET SALES:		As Adjusted		As Adjusted
Third-party customers	$169,927	$426,771	$480,438	$1,203,696
Related parties	58,772	125,468	162,001	364,882
	228,699	552,239	642,439	1,568,578

COST OF GOODS SOLD	231,051	430,256	722,379	1,194,376

GROSS PROFIT (LOSS)	(2,352)	121,983	(79,940)	374,202

OTHER OPERATING INCOME – Net	(55,599)	-	(22,101)	-
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,395	11,253	32,786	43,970

OPERATING INCOME (LOSS)	41,852	110,730	(90,625)	330,232

INTEREST EXPENSE – Net	(7,845)	(6,290)	(22,788)	(17,498)
INTEREST EXPENSE – RELATED PARTIES	-	(1,144)	-	(1,144)
INTEREST INCOME – AFFILIATES	145	146	431	146
NET LOSS ON FORWARD CONTRACTS	(914)	(79,103)	(7,784)	(731,195)
OTHER INCOME (EXPENSE) – Net	(243)	(1,370)	101	(1,597)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	32,995	22,969	(120,665)	(421,056)

INCOME TAX BENEFIT	6,577	10,313	8,100	206,949

INCOME (LOSS) BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	39,572	33,282	(112,565)	(214,107)

EQUITY IN EARNINGS (LOSSES) OF JOINT VENTURES	570	2,507	(69,063)	12,466

NET INCOME (LOSS)	$40,142	$35,789	$(181,628)	$(201,641)

INCOME (LOSS) PER COMMON SHARE
Basic	$0.45	$0.58	$(2.56)	$(4.66)
Diluted	$0.45	$0.55	$(2.56)	$(4.66)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	74,214	47,720	71,023	43,317
Diluted	74,721	49,975	71,023	43,317

Net Income (Loss) Allocated to Common Shareholders	$33,270	$27,461	$(181,628)	$(201,641)

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS		As Adjusted
Current Assets:
Cash	$196,337	$129,400
Restricted cash	8,369	865
Short-term investments	-	13,686
Accounts receivable – net	44,661	60,859
Due from affiliates	16,052	39,062
Inventories	130,623	138,111
Prepaid and other current assets	90,262	99,861
Deferred taxes - current portion	-	32,290
Total current assets	486,304	514,134
Property, plant and equipment – net	1,307,855	1,340,037
Intangible asset – net	-	32,527
Due from affiliates – less current portion	7,599	7,599
Other assets	76,912	141,061
Total	$1,878,670	$2,035,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$82,412	$102,143
Due to affiliates	26,517	70,957
Accrued and other current liabilities	48,867	58,777
Accrued employee benefit costs – current portion	12,070	12,070
Convertible senior notes	145,292	152,700
Industrial revenue bonds	7,815	7,815
Total current liabilities	322,973	404,462

Senior unsecured notes payable	250,000	250,000
Revolving credit facility	-	25,000
Accrued pension benefit costs – less current portion	44,622	50,008
Accrued postretirement benefits costs – less current portion	163,317	219,539
Other liabilities	35,730	33,464
Deferred taxes	66,432	71,805
Total noncurrent liabilities	560,101	649,816

Shareholders’ Equity:
Preferred stock (one cent par value, 5,000,000 shares authorized; 145,895 shares outstanding at September 30, 2009 and 155,787 at December 31, 2008)	2	2
Common stock (one cent par value, 195,000,000 shares authorized; 76,149,918 shares outstanding at September 30, 2009 and 49,052,692 at December 31, 2008)	761	491
Additional paid-in capital	2,392,505	2,272,128
Accumulated other comprehensive loss	(61,711)	(137,208)
Accumulated deficit	(1,335,961)	(1,154,333)
Total shareholders’ equity	995,596	981,080
Total	$1,878,670	$2,035,358

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine months ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:		As Adjusted
Net loss	$(181,628)	$(201,641)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Unrealized net loss on forward contracts	1,680	605,105
Unrealized gain on contractual receivable	(81,168)	-
Realized benefit of contractual receivable	8,634	-
Write-off of intangible asset	23,758	-
Accrued plant curtailment costs	12,956	-
Depreciation and amortization	56,886	62,912
Lower of cost or market inventory adjustment	(40,494)	-
Deferred income taxes	26,212	(200,330)
Pension and other postretirement benefits	10,721	11,677
Stock-based compensation	2,068	12,034
Equity investment impairment	73,234	-
Undistributed earnings of joint ventures	(4,171)	(12,466)
Change in operating assets and liabilities:
Accounts receivable - net	16,198	(22,403)
Purchase of short-term trading securities	-	(97,532)
Sale of short-term trading securities	13,686	348,416
Due from affiliates	23,010	(9,771)
Inventories	29,656	(36,119)
Prepaid and other current assets	69,284	(389)
Accounts payable, trade	(11,260)	15,266
Due to affiliates	(18,152)	(1,145,002)
Accrued and other current liabilities	(7,058)	(28,523)
Other - net	4,659	45
Net cash provided by (used in) operating activities	28,711	(698,721)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(14,667)	(26,691)
Nordural expansion	(17,606)	(53,397)
Investments in and advances to joint ventures	(1,038)	(36,973)
Restricted and other cash deposits	(7,504)	(9,710)
Net cash used in investing activities	(40,815)	(126,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt – related party	-	(480,198)
Repayment under revolving credit facility	(25,000)	-
Excess tax benefits from share-based compensation	-	657
Issuance of preferred stock	-	929,480
Issuance of common stock – net	104,041	443,646
Net cash provided by financing activities	79,041	893,585

NET CHANGE IN CASH	66,937	68,093

CASH, BEGINNING OF THE PERIOD	129,400	60,962

CASH, END OF THE PERIOD	$196,337	$129,055

Century Aluminum Company
Selected Operating Data
(Unaudited)

SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2009
3rd Quarter	77,023	169,807	$0.82	69,222	152,609	$88,780
2nd Quarter	76,817	169,353	$0.69	68,876	151,846	$72,136
1st Quarter	97,392	214,712	$0.72	68,096	150,126	$71,048
2008
3rd Quarter	135,200	298,065	$1.36	68,418	150,835	$148,227
2nd Quarter	131,639	290,214	$1.37	66,533	146,681	$147,128
1st Quarter	133,004	293,223	$1.17	66,717	147,086	$127,177

(1)	Does not include Toll shipments from Nordural Grundartangi